Exhibit 99.4

The following message was issued on July 27, 2009 to all employees of Harleysville National Corporation.

First Niagara Financial Group &

Harleysville National Corporation

July 27, 2009

Customer Q&A

Q.	What branches are being acquired by First Niagara?

A	First Niagara is acquiring Harleysville National Corporation and its 84 branches. The acquisition includes assets of $5.5 billion, deposits of approximately $4.1 billion and $3.6 billion in loans.

The transaction is subject to regulatory and shareholder approval.

Q.	What kinds of changes can I anticipate?

A	Right now it is business as usual. You can continue to interact with the same Harleysville people that have been serving you so capably. If there are any modifications that may impact your accounts, they will be thoroughly communicated to you well in advance.

We value your relationship and feel certain that this transition will be a smooth one. Throughout the coming months, we will keep you updated and provide detailed information regarding your accounts and other changes so that you will be comfortable with any modifications that occur.

Q.	Who will head up the branches in Eastern Pennsylvania? Will there be any Senior Leadership from First Niagara based in the area?

A

First Niagara currently has regional market centers, each with strong, locally-based leadership enabling significant local decision-making autonomy on loans and other financial services to meet the needs of local customers.

For example, First Niagara is in the process of closing its recently announced acquisition of 57 bank branches and $4.2 billion in deposits from National City in western Pennsylvania. Following its past practices, First Niagara established a regional market center in the Pittsburgh area and has appointed regional leadership. This organizational structure enables each market to compete aggressively for business in the regions that comprise our soon-to-be upstate New York and Western Pennsylvania footprint.. Following this standard practice, First Niagara will establish a centrally located facility to serve as our Regional Market Center in the Philadelphia area and will announce a Philadelphia and Lehigh Valley area structure and leadership in the months ahead. Strong, local leadership is very important and we expect to capitalize on the tremendous talent already in place at Harleysville in forming a great leadership team to drive our future success.

Q.	Why is First Niagara doing this deal?

A	This transaction creates tremendous value for many First Niagara and Harleysville stakeholders.

Harleysville employees and customers, who are joining First Niagara, will benefit from a seamless transition to a strong and successful community bank holding company.

For First Niagara’s customers, communities, employees and investors, this acquisition represents a continuation of our proven strategy which has included seven – soon to be eight – successful acquisitions, and more than a dozen other financial services acquisitions, over the past 10 years. That strategy has enabled First Niagara to expand the markets it serves while maintaining its commitment to exceptional customer service, underwriting discipline and the values that have made it successful.

Q.	Will this acquisition have any effect on existing Harleysville branch locations?

A	No. First Niagara intends to continue operating Harleysville National Bank’s and East Penn Bank’s branches.

Q.	Will any employees lose their jobs as a result of this acquisition?

A	Cost efficiencies have been identified within this acquisition and some duplicate positions will be eliminated over time. All efforts will be made to minimize staff reductions and those displaced will be offered severance or opportunities to post for positions within First Niagara and its subsidiaries for which they are qualified.

Q.	How many people will be affected?

A	A number has not been determined.

Q.	How will management decide what positions will be eliminated?

A	Duplicate positions in areas where functions could be consolidated are the ones at risk. Eliminating even one position is not an easy decision to make. However, it is not possible to operate efficiently with duplicate positions. Every effort to minimize the effects of job elimination will be made by offering employees a number of alternatives and other needed support.

Q.	What changes can acquired employees expect as a result of this transaction?

A	First Niagara has remained a thriving, profitable and growing bank that has outperformed the industry throughout the course of the current financial crisis. It rewards employees for its performance, and is pleased to have shared First Niagara’s 2008-2009 success with current employees.

First Niagara intends to win and succeed in eastern Pennsylvania, so over the medium- and long-term, it looks forward to helping new employees to serve their customers, advance their careers and have fun as new members of the First Niagara team.

First Niagara will work closely with Harleysville to update employees on the transition and integration process, and the human resources department will continue to work to ensure that all employees joining the company enjoy a smooth transition.

Q.	How will this transaction affect the accounts, loans, access to deposits, etc. of customers of the branches to be acquired?

A	All changes to accounts will be communicated at least thirty (30) days prior to closing. Every effort will be made to ensure a smooth and seamless conversion. As of now, it is business as usual and you can continue to use your account numbers, checks and debit cards.

Q.	How can we be sure First Niagara will successfully integrate the new branches?

A	First Niagara holds a long and very successful record of whole-bank and branch acquisitions over the last decade. It is First Niagara’s intent to mirror that effort with this integration. First Niagara has the necessary internal and external resources to accommodate the scope of this effort.

Also, Harleysville and East Penn’s marketplaces present a new opportunity compared to those First Niagara serves across upstate New York. Harleysville is an attractive franchise from a distribution and location perspective, and it is well placed in the growing and affluent communities of Philadelphia. Additionally, this acquisition is also a strong strategic fit with core businesses.